                                                                  EXECUTION COPY
                                                                    EXHIBIT 7(c)



                               PURCHASE AGREEMENT

                                  BY AND AMONG

                            LMC/LSAT HOLDINGS, INC.,

                            LIBERTY BRAZIL DTH INC.,

                            LIBERTY MEXICO DTH INC.,

                         LIBERTY MULTICOUNTRY DTH, INC.,

                        LIBERTY INTERNATIONAL DTH, INC.,

                          LIBERTY LATIN PARTNERS, INC.,

                      LIBERTY SATELLITE & TECHNOLOGY, INC.

                                       AND

                       FOR PURPOSES OF THE FINAL SENTENCE
                         OF SECTION 6.7(a) HEREOF, ONLY,

                            LIBERTY MEDIA CORPORATION

                           DATED AS OF AUGUST 16, 2001

                                TABLE OF CONTENTS

                                                                                                       Page
                                                                                                       ----
ARTICLE I DEFINITIONS....................................................................................1
     Section 1.1      Definitions........................................................................1
     Section 1.2      Terms..............................................................................7

ARTICLE II PURCHASE AND SALE AND CLOSING.................................................................8
     Section 2.1      Purchase and Sale of LLC Holding Companies.........................................8
     Section 2.2      Purchase and Sale of LMI/LSAT......................................................8
     Section 2.3      Closing............................................................................8
     Section 2.4      Adjustment.........................................................................8

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES........................................9
     Section 3.1      LSAT HC Representations and Warranties.............................................9
        Section 3.1.1      Organization and Qualifications...............................................9
        Section 3.1.2      Capitalization; No Liens......................................................9
        Section 3.1.3      Authority Relative to This Agreement.........................................10
        Section 3.1.4      No Conflict; Required Filings and Consents...................................10
        Section 3.1.5      Sole Assets; No Liabilities..................................................11
        Section 3.1.6      Litigation...................................................................11
        Section 3.1.7      Tax Matters..................................................................11
        Section 3.1.8      Brokers......................................................................12
        Section 3.1.9      Absence of Certain Changes or Events.........................................13
        Section 3.1.10     Investment Intention.........................................................13
        Section 3.1.11     Accredited Investor..........................................................13
     Section 3.2      DTH Sub Representations and Warranties............................................13
        Section 3.2.1      Organization and Qualifications..............................................13
        Section 3.2.2      Capitalization; No Liens.....................................................14
        Section 3.2.3      Authority Relative to This Agreement.........................................14
        Section 3.2.4      No Conflict; Required Filings and Consents...................................15
        Section 3.2.5      Sole Assets; No Liabilities..................................................15
        Section 3.2.6      Litigation...................................................................15
        Section 3.2.7      Tax Matters..................................................................16
        Section 3.2.8      Brokers......................................................................17
        Section 3.2.9      Absence of Certain Changes or Events.........................................17
        Section 3.2.10     Investment Intention.........................................................17
        Section 3.2.11     Accredited Investor..........................................................17

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF LSAT INC...................................................17
     Section 4.1      Organization and Qualifications...................................................17
     Section 4.2      Validity of LSAT Inc. Shares......................................................18
     Section 4.3      Authority Relative to This Agreement..............................................18
     Section 4.4      No Conflict; Required Filings and Consents........................................18


                                             -i-


     Section 4.5      Absence of Certain Changes or Events..............................................19
     Section 4.6      Litigation........................................................................19
     Section 4.7      Capitalization....................................................................19
     Section 4.8      Brokers...........................................................................20
     Section 4.9      Disclosure........................................................................20
     Section 4.10     Tax Matters.......................................................................20
     Section 4.11     Investment Intention..............................................................21
     Section 4.12     Accredited Investor...............................................................21

ARTICLE V CONDUCT PENDING THE CLOSINGS..................................................................22
     Section 5.1      Liberty Prohibited Actions........................................................22
     Section 5.2      LSAT Inc. Prohibited Actions......................................................23

ARTICLE VI ADDITIONAL COVENANTS.........................................................................24
     Section 6.1      Approvals.........................................................................24
     Section 6.2      Access to Information.............................................................24
     Section 6.3      Further Action....................................................................24
     Section 6.4      Public Announcements..............................................................25
     Section 6.5      Notification of Certain Matters...................................................25
     Section 6.6      Certain Tax Matters...............................................................26
     Section 6.7      Stockholders' Meeting; Proxy Statement............................................29
     Section 6.8      Liberty Guarantees................................................................30
     Section 6.9      Tax Opinion.......................................................................31
     Section 6.10     Rights under MOUs.................................................................31

ARTICLE VII CLOSING CONDITIONS..........................................................................31
     Section 7.1      Conditions to Each Party's Obligation to Effect the Transactions..................31
     Section 7.2      Conditions to Obligations of the Selling Parties to Effect the
                      Transactions......................................................................32
     Section 7.3      Conditions to Obligations of LSAT Inc. to Effect the Transactions.................33

ARTICLE VIII TERMINATION, WAIVER, AMENDMENT.............................................................34
     Section 8.1      Termination by Mutual Consent.....................................................34
     Section 8.2      Termination by Either LSAT Inc. or the Selling Parties............................34
     Section 8.3      Termination by LSAT Inc...........................................................34
     Section 8.4      Termination by the Selling Parties................................................34
     Section 8.5      Termination on Material Adverse Change............................................34
     Section 8.6      Termination by Certain Date.......................................................35
     Section 8.7      Effect of Termination and Abandonment.............................................35

ARTICLE IX INDEMNIFICATION..............................................................................35
     Section 9.1      General Indemnification...........................................................35
     Section 9.2      Indemnification Procedures........................................................35
     Section 9.3      Threshold and Limitations.........................................................37

ARTICLE X MISCELLANEOUS.................................................................................37
     Section 10.1     Survival of Representations and Warranties........................................37


                                            -ii-


     Section 10.2     Expenses..........................................................................37
     Section 10.3     Counterparts......................................................................38
     Section 10.4     Governing Law; Waiver of Jury Trial...............................................38
     Section 10.5     Specific Performance..............................................................38
     Section 10.6     Notices...........................................................................39
     Section 10.7     Miscellaneous.....................................................................40
     Section 10.8     Headings..........................................................................40
     Section 10.9     Severability......................................................................40
     Section 10.10    Further Assurances................................................................41

                               PURCHASE AGREEMENT

         PURCHASE AGREEMENT dated as of August 16, 2001, by and among LMC/LSAT Holdings, Inc., a Delaware corporation ("LSAT HC"), LIBERTY BRAZIL DTH INC., a Colorado corporation ("Liberty Brazil"), LIBERTY MEXICO DTH INC., a Colorado corporation ("Liberty Mexico"), LIBERTY MULTICOUNTRY DTH, INC., a Colorado corporation ("Liberty Multicountry"), LIBERTY INTERNATIONAL DTH, INC., a Colorado corporation ("Liberty International"), LIBERTY LATIN PARTNERS, INC., a Delaware corporation ("Liberty Latin"), LIBERTY SATELLITE & TECHNOLOGY, INC., a Delaware corporation ("LSAT Inc."), and, only for purposes of the final sentence of Section 6.7(a) hereof, LIBERTY MEDIA CORPORATION, a Delaware corporation ("Liberty").

                                    RECITALS

         WHEREAS this Agreement provides for LSAT Inc. to acquire all the equity interest in Liberty Satellite, LLC, a Delaware limited liability company ("LSAT LLC"), that it does not already own from LSAT HC and the DTH Subs (as hereafter defined), in exchange for shares of LSAT Inc.'s Series B Common Stock; and

         WHEREAS it is the intention of the parties that such exchange be tax-free to the parties; and

         WHEREAS the Boards of Directors of LSAT HC, the DTH Subs and LSAT Inc. have determined that the transactions contemplated by this Agreement (the "Transactions") are advisable and in the best interests of their respective corporations and stockholders, and such Boards of Directors have approved this Agreement; and

         WHEREAS the Transactions and the AEG Transaction (as hereafter defined) are integral parts of a single omnibus transaction and were negotiated simultaneously and approved by the Boards of Directors of LSAT HC, the DTH Subs and LSAT Inc. on that basis and are provided for in separate Purchase Agreements solely for administrative convenience;

         NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         Section 1.1 DEFINITIONS. The following words and expressions have the meanings set forth below:

         AEG TRANSACTION: the transactions contemplated by the AEG Transaction Agreement.

         AEG TRANSACTION AGREEMENT: Purchase Agreement dated as of the date of this Agreement by and among Liberty AEG, Inc., a Delaware corporation, LSAT Inc., and, only for purposes of the final sentence of Section 6.7(a) thereof, Liberty.

         AFFILIATE: with respect to any Person, any Person directly or indirectly Controlling, Controlled by or under common Control with such first Person. Notwithstanding any other provision of this Agreement, (i) AT&T shall not be treated as an Affiliate of any of the Liberty Parties or LSAT Inc. for any purpose under this Agreement, other than (a) as a member of the same Selling Affiliated Group and (b) the definition of Available SEC Filings, (ii) no Liberty Party shall be treated as an Affiliate of LSAT Inc., LSAT LLC or any of their Subsidiaries for any purpose under this Agreement and (iii) none of LSAT Inc., LSAT LLC or any of their Subsidiaries shall be treated as an Affiliate of any Liberty Party for any purpose under this Agreement.

         AGGREGATE CONSIDERATION: the aggregate of the DTH Transaction Consideration, HC Transaction Consideration and Agreed Consideration (as defined in the AEG Transaction Agreement).

         AGREEMENT: this Purchase Agreement, including all Schedules and Exhibits hereto.

         ASCENT TAX SHARING AGREEMENT: the Tax Liability Allocation and Indemnification Agreement by and between Liberty, Ascent Entertainment Group, Inc., a Delaware corporation, and Liberty Media Group LLC substantially in the form attached to the AEG Transaction Agreement as Exhibit B thereto (effective for taxable periods ending after March 28, 2000).

         AT&T: AT&T Corp., a New York corporation, and its Subsidiaries other than Liberty and its Subsidiaries.

         AVAILABLE SEC FILINGS: with respect to any Person, any report or other document filed by such Person or any of its Affiliates with the SEC that is publicly available as of the date of this Agreement.

         BUSINESS DAY: any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized to be closed.

         CLAIMANT: as defined in Section 9.2(a) hereof.

         CLAIMS: as defined in Section 9.1 hereof.

         CLOSING: as defined in Section 2.3 hereof.

         CLOSING CONDITIONS: the conditions to the Closing of the Transactions set forth in Article VII hereof.

         CLOSING DATE: the date on which the Transactions are consummated.

         CODE: the U.S. Internal Revenue Code of 1986, as amended.

         CONTRACTUAL OBLIGATIONS: as defined in Section 3.1.4(a) hereof.

         CONTROL: the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether by the ownership of voting securities, by contract or otherwise.

         CONTROLLED AFFILIATE: with respect to any Person, an Affiliate of such Person that such Person Controls. Notwithstanding any other provision of this Agreement, none of LSAT Inc., LSAT LLC and any Subsidiary of LSAT Inc. or LSAT LLC shall be considered Controlled Affiliates of any Liberty Party.

         DTH SUBS: Liberty Brazil, Liberty Mexico, Liberty Multicountry, Liberty International, and Liberty Latin.

         DTH TRANSACTION: as defined in Section 2.2 hereof.

         DTH TRANSACTION CONSIDERATION: 78,716,129 shares of Series B Common Stock.

         EXCHANGE ACT: Securities Exchange Act of 1934, as amended.

         GAAP: U.S. generally accepted accounting principles.

         GOVERNMENTAL ENTITY: as defined in Section 3.1.4(b) hereof.

         GUARANTEE CLAIMS: as defined in Section 6.8 hereof.

         HC TRANSACTION: as defined in Section 2.1 hereof.

         HC TRANSACTION CONSIDERATION: 174,267,664 shares of Series B Common Stock.

         INDEBTEDNESS: as defined in Section 5.1(e).

         INDEMNIFYING PARTY: as defined in Section 9.1 hereof.

         LAWS: as defined in Section 3.1.4(a) hereof.

         LEGAL PROCEEDINGS: as defined in Section 3.1.6 hereof.

         LIBERTY: as defined in the preamble hereto.

         LIBERTY ASTRO: Liberty Astro, Inc., a Delaware corporation.

         LIBERTY BRAZIL: as defined in the preamble hereto.

         LIBERTY DISCLOSURE LETTER: as defined in Section 3.1.7 hereof.

         LIBERTY EXCLUDED JURISDICTIONS: with respect to any Liberty Party, the jurisdictions in which such Liberty Party does not own any assets or conduct any business, except for the States of New York, Colorado and Delaware.

         LIBERTY INTERNATIONAL: as defined in the preamble hereto.

         LIBERTY KASTR: Liberty KASTR Corp., a Delaware corporation.

         LIBERTY LATIN: as defined in the preamble hereto.

         LIBERTY MATERIAL ADVERSE EFFECT: as defined in Section 3.1.1 hereof.

         LIBERTY MEXICO: as defined in the preamble hereto.

         LIBERTY MULTICOUNTRY: as defined in the preamble hereto.

         LIBERTY PARTIES: Liberty, LSAT HC, Liberty KASTR, Liberty XMSR, Liberty Astro, LMI/LSAT, Liberty Brazil, Liberty Mexico, Liberty Multicountry, Liberty International, and Liberty Latin.

         LIBERTY XMSR: Liberty XMSR, Inc., a Delaware corporation.

         LIEN: any security interest, lien, claim, pledge, charge or other encumbrance of any nature whatsoever.

         LLC HOLDING COMPANIES: Liberty KASTR, Liberty XMSR, and Liberty Astro.

         LLC HOLDING COMPANY SHARES: the shares of capital stock of each of the LLC Holding Companies described in Schedule 3.1.2(b) attached hereto, representing in the aggregate 100% of the issued and outstanding shares of capital stock of the LLC Holding Companies.

         LMINT: as defined in Section 6.10 hereof.

         LMI/LSAT: LMI/LSAT Holdings, Inc., a Delaware corporation.

         LMI/LSAT SHARES: the shares of capital stock of LMI/LSAT, par value $.01, described in Schedule 3.2.2(a) attached hereto, representing 100% of the issued and outstanding shares of capital stock in LMI/LSAT.

         LOSSES: as defined in Section 9.1 hereof.

         LSAT DISCLOSURE LETTER: as defined in Section 4.5 hereof.

         LSAT HC: as defined in the preamble hereto.

         LSAT INC.: as defined in the preamble hereto.

         LSAT INC. EXCLUDED JURISDICTIONS: as defined in Section 4.4 hereof.

         LSAT INC. MATERIAL ADVERSE EFFECT: as defined in Section 4.1 hereof.

         LSAT INC. SEC REPORTS: as defined in Section 4.9 hereof.

         LSAT INC. STOCKHOLDER APPROVAL: as defined in Section 4.3(a) hereof.

         LSAT LLC: as defined in the recitals hereto.

         LSAT LLC DOCUMENTS: the Operating Agreement of Liberty Satellite, LLC dated March 16, 2000, and any agreement to which LSAT LLC is a party.

         LSAT LLC INTERESTS: the limited liability company interests in LSAT LLC described in Schedules 3.1.2(b) and 3.2.2(b) attached hereto, representing 100% of the issued and outstanding equity interests in LSAT LLC owned directly or indirectly by the Liberty Parties.

         MOUS: as defined in Section 6.10 hereof.

         OVERPAYMENT RATE: as defined in Section 6.6(g) hereof.

         PERSON: any natural person or a partnership, corporation or trust, unincorporated organization, association, limited liability company or other entity.

         PRELIMINARY PROXY STATEMENT: as defined in Section 6.7(b) hereof.

         PROPOSALS: as defined in Section 6.7(a) hereof.

         PROXY STATEMENT: as defined in Section 6.7(b) hereof.

         REGISTRATION RIGHTS AMENDMENT: the amendment to the Registration Rights Agreement dated March 16, 2000 by and between LSAT Inc. and Liberty to be entered into by Liberty and LSAT Inc. pursuant to Section 7.1(e) hereof.

         REPRESENTATIVES: as defined in Section 6.2 hereof.

         RESTRICTIONS: with respect to any capital stock, partnership interest, membership interest in a limited liability company or other security, any voting or other trust or agreement, option, warrant, preemptive right, right of first offer, right of first refusal, escrow arrangement, proxy, buy-sell agreement, power of attorney or other contract, any law, rule, regulation, order, judgment or decree which, conditionally or unconditionally, (i) grants to any Person the right to purchase or otherwise acquire, or obligates any Person to sell or otherwise dispose of or issue, or otherwise results or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, would result in any person acquiring, (A) any of such capital stock or other security; (B) any of the proceeds of, or any distributions paid or which are or may become payable with respect to, any of such capital stock or other security; or (C) any interest in such capital stock or other security or any such proceeds or distributions; (ii) restricts or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, is reasonably likely to restrict the transfer or voting of, or the exercise of any rights or the enjoyment of any benefits arising by reason of ownership of, any such capital stock or other security or any such proceeds or distributions; or
(iii) creates or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, is reasonably likely to create a Lien or purported Lien affecting such capital stock or other security, proceeds or distributions.

         RETURN: any return, report, form or similar statement or document (including, without limitation, any related or supporting information or schedule attached thereto and any information return, claim for refund, amended return and declaration of estimated tax) that has been or is required to be filed with or furnished to any Governmental Entity with respect to the determination, assessment or collection of any Taxes or the administration of any laws, regulations or administrative requirements relating to Taxes.

         SARS: stock appreciation rights.

         SEC: the U.S. Securities and Exchange Commission.

         SECURITIES ACT: the U.S. Securities Act of 1933, as amended.

         SELLING AFFILIATED GROUP: any affiliated group of which any of the Transferred Entities is a member which files consolidated, combined or unitary federal, state, local or foreign Returns.

         SELLING PARTIES: LSAT HC and the DTH Subs.

         SEPTEMBER 27 LETTER AGREEMENT: letter agreement dated as of September 27, 2000 as amended and including the term sheet relating thereto between The News Corporation Limited and Liberty, as the same may be amended and supplemented after the date of this Agreement with the consent of Liberty, LSAT LLC and LSAT Inc. (which consent shall not be unreasonably withheld or delayed).

         SERIES B COMMON STOCK: Series B Common Stock, par value $1.00 per share, of LSAT Inc.

         SETTLEMENT AGREEMENTS: as defined in Section 6.6(b) hereof.

         SGN/DTH TRANSACTION: as defined in the September 27 Letter Agreement.

         STOCKHOLDER MEETING: as defined in Section 6.7(a) hereof.

         SUBSIDIARY: with respect to any Person, an entity in which such Person, directly or indirectly through one or more Subsidiaries, owns a majority of (a) the voting power of the issued and outstanding shares of capital stock or other ownership interests in such entity entitled to vote generally in the election or appointment of directors or members of the governing body of such entity or (b) the ownership interests in such entity. Notwithstanding any other provision of this Agreement, neither LSAT Inc. nor LSAT LLC shall be deemed a Subsidiary of any Liberty Party.

         SURVIVAL PERIOD: as defined in Section 10.1 hereof.

         TAX: any income, corporation, gross receipts, profits, gains, capital stock, capital duty, franchise, business, license, payroll, withholding, social security, unemployment, disability, property, wealth, welfare, stamp, environmental, transfer, excise, occupation, sales, use, value added, alternative minimum, estimated or other similar tax (including any fee, assessment or other charge in the nature of any tax) imposed by any governmental authority (whether national, federal, state, local, municipal, foreign or otherwise) or political subdivision thereof, and any interest, penalties, additions to tax or additional amounts in respect of the foregoing.

         TAX OPINION: an opinion of Baker Botts L.L.P., counsel to LSAT Inc., to be delivered to Liberty at the Closing if requested pursuant to Section 6.9 hereof, as to whether or not the Transactions will qualify as a tax-free exchange.

         TAX SHARING AGREEMENT: the Tax Liability Allocation and
Indemnification Agreement to be entered into by Liberty and LSAT Inc. pursuant to Section 7.1(f) hereof.

         THIRD-PARTY ACTION: as defined in Section 9.2(a) hereof.

         THRESHOLD: as defined in Section 9.3 hereof.

         TRANSACTIONS: as defined in the recitals hereto.

         TRANSFERRED ENTITIES: LMI/LSAT and the LLC Holding Companies.

         TREASURY REGULATIONS: the regulations promulgated under the Code in effect on the date hereof and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

         U.S.: the United States of America.

                  Section 1.2 TERMS. Terms used with initial capital letters will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. All pronouns (and any variation) will be deemed to refer to the masculine, feminine or neuter, as the identity of the Person may require. The singular or plural includes the other, as the context requires or permits. The word "include" (and any variation) is used in an illustrative sense rather than a limiting sense. The words "hereof," "herein," "hereunder" and comparable terms refer to the entirety of this Agreement and not to any particular article, section or other subdivision hereof or attachment hereto. The phrase "made available" means that the information referred to has been made available if requested by the party hereto to whom such information is to be made available. References to any statute or regulation are to it as amended and supplemented from time to time, and to any corresponding provisions of successor statutes or regulations. References to "Article," "Section" or another subdivision or to an "Exhibit" or "Schedule" are to an article, section or subdivision hereof or to an exhibit or schedule hereto. All references to the "the date hereof," "the date of this Agreement" or similar terms (but excluding references to the date of execution hereof) refer to the date first above written, notwithstanding that the parties may have executed this Agreement on a later date. The word day without the qualification "Business" means a calendar day. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice may be taken or given on the next succeeding Business Day.

                                   ARTICLE II

                          PURCHASE AND SALE AND CLOSING

                  Section 2.1 PURCHASE AND SALE OF LLC HOLDING COMPANIES. Upon the terms hereof and subject to the Closing Conditions, at the Closing, LSAT HC shall sell, convey, assign, transfer and deliver to LSAT Inc., and LSAT Inc. shall purchase and acquire from LSAT HC, in exchange for the HC Transaction Consideration, all of the issued and outstanding LLC Holding Company Shares (the "HC Transaction"). The HC Transaction Consideration shall be allocated with respect to each of the LLC Holding Companies as set forth in
Schedule 2.1 hereto.

                  Section 2.2 PURCHASE AND SALE OF LMI/LSAT. Upon the terms hereof and subject to the Closing Conditions, at the Closing, the DTH Subs shall sell, convey, assign, transfer and deliver to LSAT Inc., and LSAT Inc. shall purchase and acquire from the DTH Subs, in exchange for the DTH Transaction Consideration, all of the issued and outstanding LMI/LSAT Shares (the "DTH Transaction"). The DTH Transaction Consideration shall be allocated to each of the DTH Subs as set forth in Schedule 2.2 hereto.

                  Section 2.3 CLOSING. Subject to the satisfaction or waiver of all of the Closing Conditions, the closing of the HC Transaction and the DTH Transaction (the "Closing") will take place on the second Business Day following the LSAT Inc. Stockholder Approval, at the offices of Liberty, unless another date or place is agreed in writing by the parties hereto.

                  Section 2.4 ADJUSTMENT. All references in this Agreement to any number of shares of Series B Common Stock shall be subject to appropriate adjustment (which adjustment shall be made in an equitable manner in order to provide the parties with the economic benefits and burdens bargained for hereunder) in the event of stock splits, stock dividends, combinations or any recapitalization, reclassification or similar transaction involving LSAT Inc. the effective date or record date of which is on or after the date of this Agreement and on or before the Closing Date. If any spin-off, split-off or other transaction involving LSAT Inc. occurs, or a record date is established for any such transaction, and the preceding sentence does not provide a proper equitable adjustment for the Selling Parties with respect to such transaction, the shares of Series B Common Stock thereafter deliverable to the Selling Parties pursuant to this Agreement shall be adjusted, or shall be delivered together with securities issued or distributed in such transaction, so as to provide the Selling Parties with the consideration bargained for in this Agreement and to place them in the same position as they would have been in if such shares of Series B Common Stock had been delivered to them immediately prior to the record date for such transaction (which adjustment shall be made in an equitable manner and in accordance with NASDAQ listing rules in order to provide the parties with the economic benefits and burdens bargained for hereunder).

                                   ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES

                  Section 3.1  LSAT HC REPRESENTATIONS AND WARRANTIES. LSAT
HC hereby represents and warrants to LSAT Inc. as follows, it being understood and agreed that references herein to the LLC Holding Companies' properties, assets or business or any of them shall in no event be construed as a representation or warranty with respect to LSAT LLC or any of its properties, assets or businesses, and no such representation or warranty is made:

                  Section 3.1.1  ORGANIZATION AND QUALIFICATIONS. Each of
LSAT HC and each of the LLC Holding Companies is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all governmental permits, approvals and other authorizations necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental permits, approvals and other authorizations would not, individually or in the aggregate, have a material adverse effect on (i) the business, assets, financial or other condition, or results of operations of the Transferred Entities or LSAT LLC and its Subsidiaries, taken as a whole, or (ii) the ability of the Selling Parties to consummate the Transactions (each, a "Liberty Material Adverse Effect").

                  Section 3.1.2  CAPITALIZATION; NO LIENS.

                  (a) The LLC Holding Company Shares have been duly authorized and validly issued, are fully paid and nonassessable, and are owned of record as of the date hereof by LSAT HC free and clear of any Liens or Restrictions (other than any Liens or Restrictions arising out of or pursuant to this Agreement and any restrictions on transfer arising under the Securities Act and state securities laws). The LLC Holding Company Shares constitute all of the issued and outstanding equity interests of the LLC Holding Companies, and no other shares of capital stock or other voting securities of the LLC Holding Companies are issued, reserved for issuance or outstanding. There are no options or agreements relating to any issued or unissued capital stock of the LLC Holding Companies or obligating it or the LLC Holding Companies to issue, transfer, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into or exchangeable for any capital stock or other equity interests in, the LLC Holding Companies. There are no outstanding contractual obligations of the LLC Holding Companies to repurchase, redeem or otherwise acquire any shares of capital stock of the LLC Holding Companies.

                  (b) The LSAT LLC Interests set forth on Schedule 3.1.2(b) attached hereto are owned of record as of the date hereof by each LLC Holding Company, in the respective amounts set forth on such schedule, free and clear of any Liens or Restrictions (other than any Liens or Restrictions arising out of or pursuant to this Agreement, any restrictions on transfer arising under the Securities Act and state securities laws, and any restrictions arising under the LSAT LLC Documents). Each of the limited liability company interest certificates, if any, issued and outstanding that represent the LSAT LLC Interests held by an LLC Holding Company will be in the possession of such LLC Holding Company on the Closing Date.

                  Section 3.1.3  AUTHORITY RELATIVE TO THIS AGREEMENT.

                  (a) It has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions.

                  (b) The execution and delivery of this Agreement by it and the consummation by it of the Transactions have been duly and validly authorized by all necessary corporate or organizational action, and no other corporate or organizational proceedings on its part are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by it and, assuming the due authorization, execution and delivery hereof by LSAT Inc., constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

                  Section 3.1.4  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                  (a) The execution and delivery of this Agreement by it do not, and the performance of its respective obligations under this Agreement and the consummation of the Transactions by it will not, (i) conflict with or violate its certificate of incorporation or by-laws or other organizational documents; (ii) conflict with or constitute a violation by it of any law, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to it or by which any of its property or assets is bound or affected, except in such instances as would not, individually or in the aggregate, have a Liberty Material Adverse Effect, and except that no representation or warranty is made herein with respect to the laws, regulations or rules of any Liberty Excluded Jurisdiction; or (iii) conflict with or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the loss or modification of any material right or benefit under, or give to any other Person any right of termination, amendment, acceleration, repurchase or repayment, increased payments or cancellation of, or result in the creation of any Lien on any of its property or assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation (collectively, the "Contractual Obligations") to which it is a party or by which it or any of its property or assets is bound or affected, except in such instances as would not, individually or in the aggregate, result in a Liberty Material Adverse Effect.

                  (b) The execution and delivery of this Agreement by it do not, and the performance of its obligations under this Agreement and the consummation of the Transactions by it will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign governmental or regulatory agency, authority, commission or instrumentality (each a "Governmental Entity"), except for any Governmental Entity in a Liberty Excluded Jurisdiction, as to which no representation or warranty is made, and except for any such instances in which the failure to obtain such consents, approvals, waivers, authorizations or permits, or to make such filings or provide such notice would not, individually or in the aggregate, have a Liberty Material Adverse Effect.

                  Section 3.1.5 SOLE ASSETS; NO LIABILITIES. Except for their obligations to LSAT Inc. under this Agreement and liabilities for Taxes and obligations under the tax sharing agreement between Liberty, its Subsidiaries and AT&T, the LLC Holding Companies have no assets, liabilities (whether absolute, accrued or contingent) or Subsidiaries, and have no unfulfilled commitments, other than their ownership interest in LSAT LLC and their rights and obligations under the LSAT LLC Documents or the agreements entered into in March 2000 with LSAT Inc.

                  Section 3.1.6 LITIGATION. There are no material actions, suits, arbitrations, legal or administrative proceedings or investigations ("Legal Proceedings") pending or, to its knowledge, threatened against it and relating to or arising out of this Agreement or the Transactions or reasonably likely to have a Liberty Material Adverse Effect. There are no Legal Proceedings pending or, to its knowledge, threatened against the Transferred Entities owned by it. Neither the Transferred Entities owned by it nor any of their respective assets, properties or businesses, is subject to any judgment, decree, order, injunction or writ of any Governmental Entity or arbitrator that has had or is reasonably likely to have a Liberty Material Adverse Effect.

                  Section 3.1.7  TAX MATTERS.

                  Except as disclosed to LSAT Inc. in a letter dated as of the date of this Agreement (the "Liberty Disclosure Letter"):

                  (a) The Transferred Entities owned by it have filed all material Returns that they were required to file. All such Returns are correct and complete in all material respects. All material Taxes owed by such Transferred Entities (whether or not shown on any Return) have been paid. There are no Liens for material Taxes (other than for current Taxes not yet due and payable or for items being contested in good faith and for which there are adequate reserves in accordance with GAAP on its books) on any of the assets of the Transferred Entities owned by it.

                  (b) The Transferred Entities owned by it have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing by it to any employee, independent contractor or other third party.

                  (c) No material deficiencies for any Taxes have been proposed, asserted or assessed against the Transferred Entities owned by it that are not adequately reserved for in accordance with GAAP in all cases applied on a consistent basis with the most recent Liberty balance sheet. None of the Returns of the Transferred Entities owned by it is currently the subject of an audit.

                  (d) None of the Transferred Entities owned by it has any current non-contingent liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

                  (e) If the income of the Transferred Entities owned by it is required under federal, state, local or foreign Tax rules to be included on a consolidated, unitary, combined or other such Return which includes Liberty or any of its Controlled Affiliates and which is filed by an entity other than such Transferred Entity, any such group has filed all Returns that it was required to file with respect to the Transferred Entities owned by it for each period during which such Transferred Entities owned by it were a member of such group. All such Returns were correct and complete in all material respects in so far as they relate to the Transferred Entities owned by it. All material Taxes owed by such group with respect to such Transferred Entities (whether or not shown on a Return) have been paid for each taxable period during which such Transferred Entities were a member of its group.

                  (f) The normal period within which to examine and/or assess Taxes on the income of the Transferred Entities owned by it has not been extended with respect to any such entity by waiver of, or agreement to extend, the applicable statute of limitations or otherwise.

                  (g) The Transferred Entities owned by it will not be party to any tax sharing or allocation agreement as of the Closing Date other than the Tax Sharing Agreement.

                  Section 3.1.8 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by it or on its behalf.

                  Section 3.1.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as contemplated by this Agreement, as set forth in the Liberty Disclosure Letter or as disclosed in any of Liberty's Available SEC Filings, since December 31, 2000, (a) the Transferred Entities owned by it, taken as a whole, have conducted their business in the ordinary course, consistent with past practice, and (b) there has not occurred or arisen any event that, individually or in the aggregate, has had or, insofar as reasonably can be foreseen, is likely in the future to have, a Liberty Material Adverse Effect, other than events or developments generally affecting the industries in which LSAT LLC and its Subsidiaries operate, general economic conditions and matters affecting the securities and capital markets generally. No receiver or administrator of the Transferred Entities or of the whole or any part of their assets has been appointed.

                  Section 3.1.10 INVESTMENT INTENTION. It is acquiring the HC Transaction Consideration for its own account, for investment purposes and not with a view to the distribution thereof.

                  Section 3.1.11 ACCREDITED INVESTOR. It is an "accredited investor" (as that term is defined in Rule 501 of Regulation D under the Securities Act) and by reason of its business and financial experience, it has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the prospective investment and is able to bear the economic risk of such investment.

                  Section 3.2 DTH SUB REPRESENTATIONS AND WARRANTIES. Each of the DTH Subs hereby severally represent and warrant to LSAT Inc. as follows, it being understood and agreed that references herein to the DTH Subs' properties, assets or business or LMI/LSAT's properties, assets or business, or any of them, shall in no event be construed as a representation or warranty with respect to LSAT LLC or any of its properties, assets or businesses, and no such representation or warranty is made:

                  Section 3.2.1 ORGANIZATION AND QUALIFICATIONS. Each of the DTH Subs and LMI/LSAT is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all governmental permits, approvals and other authorizations necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental permits, approvals and other authorizations would not, individually or in the aggregate, have a Liberty Material Adverse Effect.

                  Section 3.2.2  CAPITALIZATION; NO LIENS.

                  (a)   The LMI/LSAT Shares owned by it as set forth on
Schedule 3.2.2(a) have been duly authorized and validly issued, are fully paid and nonassessable, and are owned of record by it as of the date hereof free and clear of any Liens or Restrictions (other than any Liens or Restrictions arising out of or pursuant to this Agreement and any restrictions on transfer arising under the Securities Act and state securities laws). The DTH Subs jointly represent that the LMI/LSAT Shares listed on Schedule 3.2.2(a) represent 100% of the issued and outstanding shares of capital stock in LMI/LSAT. All of the share certificates, if any, issued and outstanding that represent the LMI/LSAT Shares owned by it will be delivered to LSAT Inc. on the Closing Date. The LMI/LSAT Shares constitute all of the issued and outstanding equity interests of LMI/LSAT, and no other shares of capital stock or other voting securities of LMI/LSAT are issued, reserved for issuance or outstanding. There are no options or agreements relating to any issued or unissued capital stock of LMI/LSAT or obligating it or LMI/LSAT to issue, transfer, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into or exchangeable for any capital stock or other equity interests in, LMI/LSAT. There are no outstanding contractual obligations of LMI/LSAT to repurchase, redeem or otherwise acquire any shares of capital stock of LMI/LSAT.

                  (b) The LSAT LLC Interests set forth on Schedule 3.2.2(b) attached hereto are owned of record as of the date hereof by LMI/LSAT, free and clear of any Liens or Restrictions (other than any Liens or Restrictions arising out of or pursuant to this Agreement, any restrictions on transfer arising under the Securities Act and state securities laws and any restrictions arising under the LSAT LLC Documents). Each of the limited liability company interest certificates, if any, issued and outstanding that represent the LSAT LLC Interests held by LMI/LSAT will be in the possession of LMI/LSAT on the Closing Date.

                  Section 3.2.3  AUTHORITY RELATIVE TO THIS AGREEMENT.

                  (a) It has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions.

                  (b) The execution and delivery of this Agreement by it and the consummation by it of the Transactions have been duly and validly authorized by all necessary corporate or organizational action, and no other corporate or organizational proceedings on its part are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by it and, assuming the due authorization, execution and delivery hereof by LSAT Inc., constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

                  Section 3.2.4  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                  (a) The execution and delivery of this Agreement by it do not, and the performance of its obligations under this Agreement and the consummation of the Transactions by it will not, (i) conflict with or violate its certificate of incorporation or by-laws or other organizational documents;
(ii) conflict with or constitute a violation by it of any Laws applicable to it or by which any of its property or assets is bound or affected, except in such instances as would not, individually or in the aggregate, have a Liberty Material Adverse Effect, and except that no representation or warranty is made herein with respect to the laws, regulations or rules of any Liberty Excluded Jurisdiction; or (iii) conflict with or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the loss or modification of any material right or benefit under, or give to any other Person any right of termination, amendment, acceleration, repurchase or repayment, increased payments or cancellation of, or result in the creation of any Lien on any of its property or assets pursuant to, any Contractual Obligations to which it is a party or by which it or any of its property or assets is bound or affected, except in such instances as would not, individually or in the aggregate, result in a Liberty Material Adverse Effect.

                  (b) The execution and delivery of this Agreement by it do not, and the performance of its respective obligations under this Agreement and the consummation of the Transactions by it will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for any Governmental

Entity in a Liberty Excluded Jurisdiction, as to which no representation or warranty is made, and except for any such instances in which the failure to obtain such consents, approvals, waivers, authorizations or permits, or to make such filings or provide such notice would not, individually or in the aggregate, have a Liberty Material Adverse Effect.

                  Section 3.2.5 SOLE ASSETS; NO LIABILITIES. Except for its obligations to LSAT Inc. under this Agreement and liabilities for Taxes and obligations under the tax sharing agreement between Liberty, its Subsidiaries and AT&T, LMI/LSAT has no assets, liabilities (whether absolute, accrued or contingent) or Subsidiaries, and has no unfulfilled commitments, other than its ownership interest in LSAT LLC and its rights and obligations under the LSAT LLC Documents or the agreements entered into in March 2000 with LSAT Inc.

                  Section 3.2.6 LITIGATION. There are no Legal Proceedings pending or, to its knowledge, threatened against it and relating to or arising out of this Agreement or the Transactions or reasonably likely to have a Liberty Material Adverse Effect. There are no Legal Proceedings pending or, to its knowledge, threatened against the Transferred Entities owned by it. Neither LMI/LSAT nor any of its respective assets, properties or businesses, is subject to any judgment, decree, order, injunction or writ of any Governmental Entity or arbitrator that has had or is reasonably likely to have a Liberty Material Adverse Effect.

                  Section 3.2.7  TAX MATTERS.

                  Except as set forth in the Liberty Disclosure Letter:

                  (a) LMI/LSAT has filed all material Returns that it was required to file. All such Returns are correct and complete in all material respects. All material Taxes owed by LMI/LSAT (whether or not shown on any Return) have been paid. There are no Liens for material Taxes (other than for current Taxes not yet due and payable or for items being contested in good faith and for which there are adequate reserves in accordance with GAAP on its books) on any of the assets of LMI/LSAT.

                  (b) LMI/LSAT has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing by it to any employee, independent contractor or other third party.

                  (c) No material deficiencies for any Taxes have been proposed, asserted or assessed against LMI/LSAT that are not adequately reserved for in accordance with GAAP in all cases applied on a consistent basis with the most recent Liberty balance sheet. None of the Returns of LMI/LSAT is currently the subject of an audit.

                  (d) LMI/LSAT has no current non-contingent liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

                  (e) If the income of LMI/LSAT is required under federal, state, local or foreign Tax rules to be included on a consolidated, unitary, combined or other such Return which includes Liberty or any of its Controlled Affiliates and which is filed by an entity other than LMI/LSAT, any such group has filed all Returns that it was required to file with respect to LMI/LSAT for each period during which LMI/LSAT was a member of such group. All such Returns were correct and complete in all material respects in so far as they relate to LMI/LSAT. All material Taxes owed by such group with respect to LMI/LSAT (whether or not shown on a Return) have been paid for each taxable period during which LMI/LSAT was a member of its group.

                  (f) The normal period within which to examine and/or assess Taxes on the income of LMI/LSAT has not been extended with respect to any such entity by waiver of, or agreement to extend, the applicable statute of limitations or otherwise.

                  (g) LMI/LSAT will not be party to any tax sharing or allocation agreement as of the Closing Date other than the Tax Sharing Agreement.

                  Section 3.2.8 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by it or on its behalf.

                  Section 3.2.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as contemplated by this Agreement, as set forth in the Liberty Disclosure Letter or as disclosed in any of Liberty's Available SEC Filings, since December 31, 2000, (a) LMI/LSAT has conducted its business in the ordinary course, consistent with past practice, and (b) there has not occurred or arisen any event that, individually or in the aggregate, has had or, insofar as reasonably can be foreseen, is likely in the future to have, a Liberty Material Adverse Effect, other than events or developments generally affecting the industries in which LSAT LLC and its Subsidiaries operate, general economic conditions and matters affecting the securities and capital markets generally. No receiver or administrator of LMI/LSAT or of the whole or any part of its assets has been appointed.

                  Section 3.2.10 INVESTMENT INTENTION. It is acquiring the DTH Transaction Consideration for its own account, for investment purposes and not with a view to the distribution thereof.

                  Section 3.2.11 ACCREDITED INVESTOR. It is an "accredited investor" (as that term is defined in Rule 501 of Regulation D under the Securities Act) and by reason of its business and financial experience, it has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the prospective investment and is able to bear the economic risk of such investment.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF LSAT INC.

                  LSAT Inc. hereby represents and warrants to the Selling Parties as follows:

                  Section 4.1 ORGANIZATION AND QUALIFICATIONS. LSAT Inc. is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. LSAT Inc. has the requisite power and authority and all governmental permits, approvals and other authorizations necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or, if applicable, in good standing, or to have such power, authority and governmental permits, approvals and other authorizations, would not, individually or in the aggregate, have a material adverse effect on (i) the business, assets, financial or other condition, or results of operations of LSAT Inc. and the Subsidiaries of LSAT Inc. taken as a whole, or (ii) the ability of LSAT Inc. to consummate the Transactions (each, an "LSAT Inc. Material Adverse Effect").

                  Section 4.2 VALIDITY OF LSAT INC. SHARES. Following the LSAT Inc. Stockholder Approval, all of the shares of Series B Common Stock to be issued to the Selling Parties as HC Transaction Consideration and DTH Transaction Consideration pursuant to this Agreement will be duly authorized, and when issued in connection with the Transactions, will be validly issued, fully paid and nonassessable and free and clear of all Liens or Restrictions (other than Liens or Restrictions created by the Liberty Parties, and except for any restrictions on transfer arising under the Securities Act or state securities laws).

                  Section 4.3 AUTHORITY RELATIVE TO THIS AGREEMENT.

                  (a) LSAT Inc. has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions, subject to approval by the stockholders of LSAT Inc. as contemplated by Section 6.7 (the "LSAT Inc. Stockholder Approval").

                  (b) The execution and delivery of this Agreement by LSAT Inc. and the consummation by LSAT Inc. of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of LSAT Inc. are necessary to authorize this Agreement or to consummate the Transactions, except for the LSAT Inc. Stockholder Approval. This Agreement has been duly and validly executed and delivered by LSAT Inc. and, assuming the due authorization, execution and delivery hereof by the Selling Parties, constitutes the legal, valid and binding obligation of LSAT Inc., enforceable against LSAT Inc. in accordance with its terms.

                  Section 4.4 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                  (a) The execution and delivery of this Agreement by LSAT
Inc. does not, and the performance of its obligations under this Agreement and the consummation of the Transactions by LSAT Inc. will not, (i) conflict with or violate the certificate of incorporation or by-laws of LSAT Inc., (ii) conflict with or constitute a violation by LSAT Inc. of any Laws applicable to LSAT Inc. or by which any property or asset of LSAT Inc. or any of its Subsidiaries is bound or affected, except in such instances which would not have an LSAT Inc. Material Adverse Effect, and except that no representation or warranty is made herein with respect to foreign laws, regulations or rules of jurisdictions in which LSAT Inc. does not directly or indirectly own any assets or conduct any business ("LSAT Inc. Excluded Jurisdictions") or (iii) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss or modification of a material right or benefit under, or give to others any right of termination, amendment, acceleration, repurchase or repayment, increased payments or cancellation of, or result in the creation of any Lien on any property or asset of LSAT Inc. or any of its Subsidiaries pursuant to, any Contractual Obligations to which LSAT Inc. or any of its Subsidiaries is a party or by which LSAT Inc. or any of its Subsidiaries or any property or asset of LSAT Inc. or any of its Subsidiaries is bound or affected, except in such instances which would not result in an LSAT Inc. Material Adverse Effect.

                  (b) The execution and delivery of this Agreement by LSAT
Inc. does not, and the performance of its obligations under this Agreement and the consummation of the Transactions by LSAT Inc. will not require any consent, approval, waiver, authorization or permit of, or filing with or notification to, any Governmental Entity, except for any Governmental Entity in an LSAT Inc. Excluded Jurisdiction, as to which no representation or warranty is made, and except for any instances in which the failure to obtain such consents, approvals, waivers, authorizations or permits, or to make such filings or provide such notice, would not, individually or in the aggregate, have an LSAT Inc. Material Adverse Effect.

                  Section 4.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as contemplated by this Agreement, as disclosed in any of LSAT Inc.'s Available SEC Filings, or as separately disclosed to Liberty in a letter dated as of the date of this Agreement (the "LSAT Disclosure Letter"), since December 31, 2000,
(a) LSAT Inc., together with its Subsidiaries, taken as a whole, has conducted its business in the ordinary course, consistent with past practice, and (b) there has not occurred or arisen any event that, individually or in the aggregate, has had or, insofar as reasonably can be foreseen, is likely in the future to have, an LSAT Inc. Material Adverse Effect, other than events or developments generally affecting the industries in which LSAT Inc. and its Subsidiaries operate, general economic conditions and matters affecting the securities and capital markets generally. No receiver or administrator of LSAT Inc.'s or of the whole or any part of LSAT Inc.'s assets has been appointed.

                  Section 4.6 LITIGATION. There are no Legal Proceedings pending or, to the knowledge of LSAT Inc., threatened against LSAT Inc. or any of its Subsidiaries, which could reasonably be expected to have, individually or in the aggregate, an LSAT Inc. Material Adverse Effect, nor is there any judgment, decree, order, injunction or writ of any court, Governmental Entity or arbitrator outstanding against LSAT Inc. or any of its Subsidiaries having, or which, insofar as can be reasonably foreseen, in the future is reasonably likely to have, any such LSAT Inc. Material Adverse Effect.

                  Section 4.7 CAPITALIZATION. As of June 30, 2001, the issued capital stock of LSAT Inc. is as set forth in Schedule 4.7. All of such shares were duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth on Schedule 4.7 and for shares issued upon the exercise of the options listed on such schedule, there are no options or agreements relating to any issued or unissued capital stock of LSAT Inc. or obligating LSAT Inc. to issue, transfer, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into or exchangeable for any capital stock or other equity interests in, LSAT Inc. There are no outstanding contractual obligations of LSAT Inc. to repurchase, redeem or otherwise acquire any shares of capital stock of LSAT Inc.

                  Section 4.8 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of LSAT Inc. (other than Salomon Smith Barney Inc., which has been engaged by LSAT Inc. to render an opinion as to the fairness of the Aggregate Consideration, from a financial point of view, to LSAT Inc., the fees and expenses of which are the sole obligation of LSAT Inc.).

                  Section 4.9 DISCLOSURE. LSAT Inc. has filed with the SEC, to the extent required to be filed, all forms, statements, documents, reports or registration statements required to be filed by it or any of its Subsidiaries since December 31, 2000 (collectively, the "LSAT Inc. SEC Reports"). The LSAT Inc. SEC Reports (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, and the rules and regulations thereunder, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by an LSAT Inc. Available SEC Filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including any notes thereto) of LSAT Inc. and its Subsidiaries included in the LSAT Inc. SEC Reports, at the time filed, fairly presented in all material respects the consolidated financial position, results of operations and cash flows of LSAT Inc. and its consolidated Subsidiaries, as at the respective dates thereof and for the respective periods indicated therein.

                  Section 4.10 TAX MATTERS.

                  Except as set forth in Schedule 4.10:

                  (a) LSAT Inc. and its Subsidiaries have filed all material Returns that they were required to file. All such Returns are correct and complete in all material respects. All material Taxes owed by LSAT Inc. or any of its Subsidiaries (whether or not shown on any Return) have been paid. There are no Liens for material Taxes (other than for current Taxes not yet due and payable or for items being contested in good faith and for which there are adequate reserves in accordance with GAAP on the books of LSAT Inc. or its applicable Subsidiary) on any of the assets of LSAT Inc. or its Subsidiaries.

                  (b) LSAT Inc. and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor or other third party.

                  (c) No material deficiencies for any Taxes have been proposed, asserted or assessed against LSAT Inc. or any of its Subsidiaries that are not adequately reserved for in accordance with GAAP in all cases applied on a consistent basis with the most recent LSAT Inc. balance sheet. None of the Returns of LSAT Inc. or any of its Subsidiaries is currently the subject of an audit.

                  (d) Neither LSAT Inc. nor any of its Subsidiaries has any current non-contingent liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

                  (e) If the income of LSAT Inc. or any of its Subsidiaries is required under federal, state, local or foreign Tax rules to be included on a consolidated, unitary, combined or other such Return which includes LSAT Inc. or any of its Controlled Affiliates and which is filed by an entity other than LSAT Inc., Liberty, or a Controlled Affiliate of either LSAT Inc. or Liberty, any such group has filed all Returns that it was required to file with respect to LSAT Inc. and its Subsidiaries for each period during which LSAT Inc. or such Subsidiaries were a member of such group. All such Returns were correct and complete in all material respects in so far as they relate to LSAT Inc. or any of its Subsidiaries. All material Taxes owed by such group with respect to LSAT Inc. or any of its Subsidiaries (whether or not shown on a Return) have been paid for each taxable period during which LSAT Inc. or such Subsidiaries were a member of its group.

                  (f) The normal period within which to examine and/or assess Taxes on the income of LSAT Inc. or any of its Subsidiaries has not been extended with respect to any such entity by waiver of, or agreement to extend, the applicable statute of limitations or otherwise.

                  (g) Neither LSAT Inc. nor any of its Subsidiaries will be party to any tax sharing or allocation agreement as of the Closing Date other than the Tax Sharing Agreement and the Ascent Tax Sharing Agreement.

                  Section 4.11 INVESTMENT INTENTION. It is acquiring the LLC Holding Company Shares and the LMI/LSAT Shares for its own account, for investment purposes and not with a view to the distribution thereof.

                  Section 4.12 ACCREDITED INVESTOR. It is an "accredited investor" (as that term is defined in Rule 501 of Regulation D under the Securities Act) and by reason of its business and financial experience, it has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the prospective investment and is able to bear the economic risk of such investment.

                                    ARTICLE V

                          CONDUCT PENDING THE CLOSINGS

                  Section 5.1 LIBERTY PROHIBITED ACTIONS. The Selling Parties covenant and agree that until the Closing Date, unless LSAT Inc. shall otherwise agree in writing prior to the taking of any action otherwise prohibited by the terms of this Section 5.1:

                  (a) The Transferred Entities owned by it shall not issue or authorize the issuance of, grant or otherwise create any additional shares of, or any options to acquire any shares of, their capital stock or any debt or equity securities convertible into or exchangeable for such capital stock, and it shall not sell, mortgage, pledge or subject to Lien or Restriction any of the shares of capital stock of the Transferred Entities owned by it or any of the LSAT LLC Interests;

                  (b) It shall not enter into, accept or otherwise agree to become bound by any negative covenant restricting in any manner the right of such entity to consummate the Transactions;

                  (c) It shall not enter into or agree to enter into any agreement, contract or commitment affecting its direct ownership of or its rights to transfer the Transferred Entities owned by it or its indirect ownership of or its rights to transfer the LSAT LLC Interests;

                  (d) Each of the Transferred Entities owned by it shall not conduct any business, other than holding and exercising the rights of a holder of the LSAT LLC Interests (subject to this Agreement);

                  (e) Each of the Transferred Entities owned by it shall not incur or agree to become contingently liable with respect to any Indebtedness, or assume, guarantee or otherwise become responsible for the Indebtedness of any other party or agree to so do; for purposes of this Article V, "Indebtedness" shall mean and include (i) indebtedness for borrowed money whether short-term or long-term and whether secured or unsecured, (ii) indebtedness for the deferred purchase price of services or property, (iii) obligations under capitalized leases, (iv) obligations arising under acceptance facilities, (v) all obligations evidenced by bonds, debentures, notes or other similar instruments, (vi) all obligations upon which interest charges are customarily paid, and (vii) renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such indebtedness, guarantee or obligation;

                  (f) Each of the Transferred Entities shall not sell, transfer or contribute any of the LSAT LLC Interests held by each of the Transferred Entities, and the Selling Parties shall not sell, transfer or contribute any of the ownership interests in the Transferred Entities held by the Selling Parties;

                  (g) The Transferred Entities owned by it shall not enter into any Settlement Agreements;

                  (h) The Transferred Entities owned by it shall not declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the capital stock of such Transferred Entity;

                  (i) It shall not take any action, or enter into any transaction that would result in any representation or warranty made by it in this Agreement being untrue if then made or a breach of any covenant or agreement made by it in this Agreement; and

                  (j) The Transferred Entities owned by it shall not merge, consolidate with or consummate any other business combination with any Person or acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business entity.

                  Section 5.2 LSAT INC. PROHIBITED ACTIONS. LSAT Inc. covenants and agrees that until the Closing Date, unless the Selling Parties shall otherwise agree in writing prior to the taking of any action otherwise prohibited by the terms of this Section 5.2, it will not and will not permit any of its Subsidiaries to:

                  (a) Issue or authorize the issuance of, grant or otherwise create any additional shares of, or any options to acquire any shares of, their capital stock or any debt or equity securities convertible into or exchangeable for such capital stock, except for (i) issuances upon the exercise of outstanding options and SARs and the vesting of outstanding restricted stock, and (ii) grants of options, SARs and restricted stock in accordance with the ordinary course of business, consistent with past practices, and the exercise or vesting of such options, SARs and restricted stock;

                  (b) Enter into, accept or otherwise agree to become bound by any negative covenant restricting in any manner the right of such entity to consummate the Transactions;

                  (c) Incur or agree to become contingently liable with respect to any Indebtedness, or assume, guarantee or otherwise become responsible for the Indebtedness of any other party or agree to so do;

                  (d) Declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

                  (e) Take any action, or enter into any transaction that would result in any representation or warranty made by it in this Agreement being untrue if then made or a breach of any covenant or agreement made by it in this Agreement; or

                  (f) Other than the SGN/DTH Transaction, merge, consolidate with or consummate any other business combination with any Person or acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business entity.

                                   ARTICLE VI

                              ADDITIONAL COVENANTS

                  Section 6.1 APPROVALS. LSAT Inc. and the Selling Parties shall cooperate and use commercially reasonable efforts to obtain all consents, approvals and waivers (if any) from Governmental Entities required in connection with the Transactions; provided, however, that no Person shall be required to dispose of assets or agree to onerous conditions to obtain such consents, approvals or waivers. In the event any Legal Proceeding by any Governmental Entity or other Person is commenced that questions the validity or legality of the Transactions or seeks damages in connection therewith, the parties agree to cooperate and use all reasonable efforts to defend against such Legal Proceeding and, if an injunction or other order is issued in any Legal Proceeding, to use all reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the Transactions.

                  Section 6.2 ACCESS TO INFORMATION. Subject to applicable Laws, from the date hereof to the Closing Date, the Selling Parties shall afford the officers, employees, auditors and agents ("Representatives") of LSAT Inc. access at reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books, records and Returns of or relating to the Transferred Entities and their businesses, and shall furnish such Representatives with all of the Transferred Entities' financial, operating and other data and information as may be reasonably requested. Subject to applicable Laws, from the date hereof to the Closing Date, LSAT Inc. shall afford the Representatives of the Selling Parties access at reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books, records and Returns of or relating to LSAT Inc. and its Subsidiaries and their businesses, and shall furnish such Representatives with all of LSAT Inc.'s and its Subsidiaries' financial, operating and other data and information as may be reasonably requested.

                  Section 6.3 FURTHER ACTION. Upon the terms and subject to the conditions hereof, each of LSAT Inc. and the Selling Parties shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions, including, without limitation, using commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities, make all filings and required submissions with Governmental Entities, and obtain all consents and approvals from parties to material contracts with the parties hereto or their respective Controlled Affiliates as are necessary for the consummation of the Transactions. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the parties to this Agreement shall use commercially reasonable efforts to take all such action.

                  Section 6.4 PUBLIC ANNOUNCEMENTS. The parties to this Agreement and their respective Controlled Affiliates shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other parties to this Agreement, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other parties to this Agreement, issue such press release or make such public statement as may be required by Law or any listing agreement or arrangement to which any such Person or any of its Affiliates is a party with a national securities exchange or association if it has used all reasonable efforts to consult with the other parties to this Agreement and to obtain such parties' consent but has been unable to do so in a timely manner; provided that the party issuing such release or making such statement shall give written notice thereof to the other parties.

                  Section 6.5 NOTIFICATION OF CERTAIN MATTERS.

                  (a) Prior to the Closing Date, each Selling Party shall promptly notify LSAT Inc. of:

                           (i) any notice or other communication of which such party has knowledge from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

                           (ii) any notice or other communication from any Governmental Entity that is received by such party in connection with the Transactions;

                           (iii) any Legal Proceeding commenced or, to such party's knowledge, threatened against, relating to, involving or otherwise affecting the Transferred Entities;

                           (iv) any Legal Proceeding commenced or, to such party's knowledge, threatened against, relating to, involving or otherwise affecting any of the Selling Parties or Transferred Entities that relates to the consummation of the Transactions; and

                           (v) any event, condition or circumstance of which such party has knowledge that is reasonably likely to have or does have a Liberty Material Adverse Effect.

                  (b) Prior to the Closing Date, LSAT Inc. shall promptly notify the Selling Parties of:

                           (i) any notice or other communication from any Person of which LSAT Inc. has knowledge alleging that the consent of such Person is or may be required in connection with the Transactions;

                           (ii) any notice or other communication from any Governmental Entity that is received by LSAT Inc. in connection with the Transactions;

                           (iii) any Legal Proceeding commenced or, to LSAT Inc.'s knowledge, threatened against, relating to, involving or otherwise affecting LSAT Inc. or any of its Subsidiaries or that relates to the consummation of the Transactions; and

                           (iv) any event, condition or circumstance of which LSAT Inc. has knowledge that is reasonably likely to have or does have an LSAT Inc. Material Adverse Effect.

                  Section 6.6 CERTAIN TAX MATTERS.

                  (a) TAX RETURNS. To the extent requested by LSAT Inc., the Selling Parties have made available or will make available to LSAT Inc. all Returns, and any amendments thereto (or the relevant portions thereof), filed by or on behalf of the Transferred Entities or with respect to their assets or businesses, for all taxable years or applicable periods ending on or prior to the Closing Date, in each case to the extent such Returns (or portions) are reasonably relevant to the preparation of Returns by or on behalf of the Transferred Entities or LSAT Inc. as transferee subsequent to the Closing Date. To the extent requested by any Selling Party, LSAT Inc. will make available to such Selling Party all Returns, and any amendments thereto (or the relevant portions thereof), filed by or on behalf of the Transferred Entities or with respect to their assets or businesses, for all taxable years or applicable periods ending after the Closing Date, in each case to the extent such Returns (or portions) are reasonably relevant to the preparation of Returns by the Selling Parties subsequent to the Closing Date.

                  (b) TAX SHARING AGREEMENTS. Except as set forth in the Liberty Disclosure Letter, all tax settlement and tax-sharing agreements, arrangements, policies and guidelines, formal or informal, express or implied, other than this Section 6.6 and the Tax Sharing Agreement, to which the Transferred Entities are a party or may be subject ("Settlement Agreements") and all obligations thereunder shall terminate as to the Transferred Entities on or prior to the Closing Date, and after the Closing Date, neither the Transferred Entities nor LSAT Inc. as transferee shall be bound by such Settlement Agreements or have any liability thereunder except as otherwise provided in this Section 6.6. Except as set forth on Schedule 4.10, all Settlement Agreements, other than this Section 6.6, the Tax Sharing Agreement and the Ascent Tax Sharing Agreement, to which LSAT Inc. is a party or may be subject and all obligations thereunder shall terminate as to LSAT Inc. on or prior to the Closing Date, and after the Closing Date, LSAT Inc. shall not be bound by such Settlement Agreements or have any liability thereunder.

                  (c)   FILING OF RETURNS.

                           (i) For all taxable periods ending on or before the Closing Date, Liberty shall file or cause to be filed all Returns with respect to LSAT Inc, the Transferred Entities, and any Subsidiaries of LSAT Inc. other than those Returns specifically listed in Section 6.6(c)(ii) below.

                           (ii) LSAT Inc. shall file or cause to be filed all Returns for taxable periods ending on or before the Closing Date, which include LSAT Inc. or any Subsidiary of LSAT Inc. but which do not include Liberty or an entity which is a Subsidiary of Liberty (other than LSAT Inc. and its Subsidiaries).

                  (d) COOPERATION OF THE PARTIES. The parties shall cooperate with each other in connection with any Tax filing, investigation, audit or other proceeding relating to the Transferred Entities. The Selling Parties shall preserve all information, returns, books, records and documents relating to any liabilities for Taxes with respect to taxable periods ending on or prior to the Closing Date until the later of the expiration of all applicable statutes of limitation and extensions thereof, or a final determination with respect to Taxes for such period (if a Legal Proceeding or other action that is reasonably likely to lead to a final determination is commenced prior to the expiration of the statute of limitations and any extension thereof). LSAT Inc. shall preserve all information, returns, books, records and documents relating to any liabilities for Taxes with respect to taxable periods beginning on or after the Closing Date until the later of the expiration of all applicable statutes of limitation and extensions thereof, or a final determination with respect to Taxes for such period (if a Legal Proceeding or other action that is reasonably likely to lead to a final determination is commenced prior to the expiration of the statute of limitations and any extension thereof).

                  (e) NOTICES REGARDING TAXES. If LSAT Inc. or the Transferred Entities receives any notice, whether orally or in writing, of any pending or threatened U.S. Federal, state, local, municipal or foreign tax examinations, claims, settlements, proposed adjustments, assessments or reassessments or related matters with respect to Taxes that could affect Liberty, the Selling Parties, or their Subsidiaries as they exist just prior to the Closing (or the Transferred Entities with respect to taxable periods or portions thereof ending on or before the applicable Closing Date), or if Liberty, the Selling Parties, or any of their Controlled Affiliates receive any notice of any such tax matter that could reasonably be expected to give rise to an indemnification obligation to LSAT Inc. under paragraph 6.6(g) below or otherwise materially adversely affect LSAT Inc., the party receiving such notice shall notify in writing the potentially affected party within ten
(10) calendar days thereof. The failure of any party to give the notice required by this paragraph shall not impair that party's rights under this Agreement except to the extent that the other party demonstrates that it has been damaged thereby.

                  (f) CONTROL OF TAX PROCEEDINGS. Except for Tax matters that AT&T exercises its right to control, the Selling Parties shall have the right to control any audit or examination by any taxing authority, initiate any claim for refund, file any amended return, contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment relating to or with respect to any Taxes of the Transferred Entities with respect to taxable periods ending on or before the Closing Date. With respect to taxable periods ending after the Closing Date, the respective rights of the Selling Parties and LSAT Inc. to control any audit or examination by any taxing authority, initiate any claim for refund, file any amended return, contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment relating to or with respect to any Taxes of the Transferred Entities shall be set forth in the Tax Sharing Agreement to be entered into by Liberty and LSAT Inc. pursuant to Section 7.1(f) of this Agreement.

                  (g) INDEMNIFICATION. After the Closing Date, the Selling Parties shall indemnify and hold harmless LSAT Inc., and its successors and assigns from and against any Tax liability of the Transferred Entities with respect to taxable periods (or portions thereof) ending on or before the Closing Date to the extent such amount exceeds any amount previously paid to LSAT Inc., and its Controlled Affiliates, successors and assigns with respect to such Tax pursuant to this Section 6.6. The Selling Parties shall pay such amounts as they are obligated to pay to LSAT Inc. within ten (10) calendar days after notice is given to the Selling Parties of the payment of any such applicable Tax liability by LSAT Inc., together with evidence of such payment and a statement setting forth in reasonable detail the nature and amount of such Tax liability, and to the extent not paid by the Selling Parties within such 10-day period, the amount due shall thereafter include interest thereon at a rate per annum equal to the prime rate as publicly announced from time to time by The Bank of New York (the "Overpayment Rate"), adjusted as and when changes to such Overpayment Rate shall occur, compounded semi-annually. The Selling Parties shall indemnify and hold harmless LSAT Inc., and each of its Affiliates, successors and assigns, from and against (i) any Tax liability for taxable periods (or portions thereof) ending on or before the Closing Date resulting from the Transferred Entities being severally liable for any Taxes of any consolidated group (including any Selling Affiliated Group) of which any of the Transferred Entities is or was a member prior to the Closing Date pursuant to Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign tax provision and, (ii) any Tax liability resulting from any of the Transferred Entities ceasing, as a result of these Transactions, to be a member of any Selling Affiliated Group of which it was a member prior to the Closing Date filing consolidated or combined Returns. To the extent permitted by law, the parties agree to treat indemnity payments under the Agreement as adjustments to the consideration paid for the Transferred Entities. LSAT Inc. shall be liable for and shall indemnify the Selling Parties for, all Taxes of the Transferred Entities for the period after the Closing Date. The method of indemnification and calculation of the amount for which indemnification is due shall be set forth in the Tax Sharing Agreement to be entered into pursuant to
Section 7.1(f) of this Agreement.

                  (h) RESTRICTIVE COVENANT. None of the parties hereto will take or cause to be taken (or fail to take or cause not to be taken) any action that would reasonably be expected to cause any of the HC Transaction, the DTH Transaction and/or the AEG Transaction to be a taxable transaction to the Selling Parties, LSAT Inc., any Affiliate of Liberty or LSAT Inc., or any Selling Affiliated Group; provided that the foregoing shall not restrict any party or its Affiliates from taking any action specifically contemplated by or provided for in this Agreement.

                  Section 6.7 STOCKHOLDERS' MEETING; PROXY STATEMENT.

                  (a) LSAT Inc. shall take all action necessary in accordance with applicable law and LSAT Inc.'s certificate of incorporation and by-laws to duly call and hold, as soon as reasonably practicable after the date hereof, an annual or special meeting of LSAT Inc. stockholders (the "Stockholder Meeting") for the purpose of considering and voting upon the approval and adoption of (i) this Agreement, (ii) the AEG Transaction Agreement, (iii) the Transactions, (iv) the AEG Transaction, and (v) an amendment to the certificate of incorporation of LSAT Inc. increasing the numbers of authorized shares of Series A Common Stock, par value $1.00 per share, and Series B Common Stock by an amount not less than the amount necessary to consummate the Transactions and the AEG Transaction (collectively, the "Proposals"). The business of the meeting may also include, if the Stockholder Meeting is an annual meeting, the election of directors and any other matter of the type described in clauses (1) through
(4) of Rule 14a-6(a) under the Exchange Act. Unless otherwise required by the fiduciary duties of the LSAT Inc. directors to LSAT Inc. and its stockholders under applicable law, the LSAT Inc. Board of Directors will recommend that the LSAT Inc. stockholders vote in favor of approval of the Proposals, and LSAT Inc. will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of such approval and to secure the votes of the stockholders of LSAT Inc. (and of any class or series of stockholders of LSAT Inc.) required by the Delaware General Corporation Law and the certificate of incorporation and by-laws of LSAT Inc. to effect the Transactions and the AEG Transaction. Liberty, as a stockholder of LSAT Inc., hereby agrees to vote in favor of the Proposals at the Stockholder Meeting.

                  (b) As soon as reasonably practicable after the execution of this Agreement, LSAT Inc. shall prepare and file with the SEC, a preliminary proxy statement (the "Preliminary Proxy Statement") in form and substance reasonably satisfactory to each of LSAT Inc. and the Selling Parties with respect to the Stockholder Meeting. If permitted by the rules of the SEC, such filing shall be made on a confidential basis. Following resolution of comments, if any, of the SEC on the Preliminary Proxy Statement, LSAT Inc. shall prepare and file with the SEC a proxy statement on Schedule 14A with respect to the Stockholder Meeting (the "Proxy Statement"). LSAT Inc. shall use its reasonable efforts to respond to any comments of the SEC, to have the Proxy Statement cleared for mailing and to cause the Proxy Statement as filed with the SEC and thereafter amended or supplemented to be approved by the SEC and mailed to LSAT Inc.'s stockholders at the earliest practicable time. LSAT Inc. will notify the Selling Parties promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other governmental officials for amendments or supplements to the Proxy Statement or any other filing or for additional information, and will supply the Selling Parties with copies of all correspondence between it and any of its representatives, on the one hand, and the SEC or its staff or any other governmental officials on the other hand, with respect to the Proxy Statement, the Transactions, the AEG Transaction, or any filing with the SEC relating thereto. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement or any other filing with the Commission in connection with this Agreement or the transactions contemplated hereby, LSAT Inc. shall promptly inform each of the Selling Parties of such occurrence and shall promptly file such amendment or supplement, which shall comply in all material respects with the provisions of the Securities Act and the Exchange Act, with the SEC or its staff or any other governmental officials, and shall use reasonable efforts to mail such amendment or supplement to the stockholders of LSAT Inc. at the earliest practicable date. LSAT Inc. shall promptly provide each of the Selling Parties (or its counsel) with copies of all filings made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby. Prior to making any application to or filing with any Governmental Entity or other Person in connection with this Agreement, each party shall provide the other parties with drafts thereof and afford the other parties a reasonable opportunity to comment on such drafts. To the extent necessary, each of the Selling Parties shall cooperate with LSAT Inc. in order to meet the requirements of this
Section 6.7(b).

                  Section 6.8 LIBERTY GUARANTEES. LSAT Inc. agrees to indemnify the Liberty Parties and their Affiliates, in accordance with the terms and procedures set forth in Article IX hereof, for any and all claims, liabilities, obligations, losses and costs ("Guarantee Claims") incurred or suffered by any Liberty Party and its Affiliates after the Closing Date arising out of any guarantee or guarantee obligation listed on Schedule 6.8 and any guarantees or guarantee obligations entered into to replace any guarantee listed on Schedule 6.8 that do not materially increase the obligations of the guarantor thereunder, whether or not such Guarantee Claims accrued prior to, on or after the Closing Date except for any Guarantee Claims with respect to which the Liberty Parties are obligated to indemnify LSAT Inc. under Article IX hereof. LSAT Inc. shall use commercially reasonable efforts, and the Selling Parties will cooperate with LSAT Inc., to cause Liberty and its Affiliates (other than LSAT Inc.) to be released and replaced by LSAT LLC and/or The News Corporation Limited, Sky Global Networks, Inc. or any other Person of comparable creditworthiness reasonably satisfactory to Liberty, as of the Closing Date, or as soon thereafter as possible, from all guarantees and guarantee obligations of Liberty and its Affiliates pursuant to the obligations listed on Schedule 6.8 and any guarantees or guarantee obligations entered into to replace any guarantee listed on Schedule 6.8 that do not materially increase the obligations of the guarantor thereunder. The rights and obligations of LSAT Inc. under the immediately preceding sentence are expressly transferable in whole or in part to The News Corporation Limited, Sky Global Networks, Inc. or any other Person of comparable creditworthiness reasonably satisfactory to Liberty, in connection with the SGN/DTH Transaction and, upon the execution and delivery by any such transferee of an instrument of assumption reasonably satisfactory to Liberty, LSAT Inc. shall be automatically released from such obligations, to the extent so assumed.

                  Section 6.9 TAX OPINION. At any time up until 10 Business Days prior to the Closing Date, the Selling Parties may notify LSAT Inc. that they will require the delivery of a Tax Opinion. If the Selling Parties deliver such a notice, the Selling Parties and LSAT Inc. shall cooperate with each other to provide Baker Botts L.L.P. with such certificates and/or other information relevant to the factual bases of such opinion as such law firm shall reasonably request.

                  Section 6.10 RIGHTS UNDER MOUS. LSAT Inc. acknowledges and agrees that Liberty Media International, Inc. ("LMINT") is party to a North America DTH Platform Memorandum of Understanding dated as of July 1996 with Grupo Televisa, S.A. and The News Corporation Limited relating to a DTH platform intended to serve certain areas of North America and to a Multi-Country DTH Platform Memorandum of Understanding dated as of July 1996 with Globo Comunicacoes E Participacoes Ltda., Grupo Televisa, S.A. and The News Corporation Limited relating to a DTH platform intended to serve certain areas of Latin America (collectively, the "MOUs"). LSAT Inc. acknowledges and agrees that none of the rights of LMINT under or in connection with the MOUs will be assigned or transferred to LSAT Inc. or be made available to LSAT Inc. pursuant to this Agreement.

                                   ARTICLE VII

                               CLOSING CONDITIONS

                  Section 7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE TRANSACTIONS. The respective obligations of each party to this Agreement to effect the Transactions will be subject to satisfaction or, to the extent permitted by applicable Laws, the waiver, of the following conditions:

                  (a) LSAT INC. STOCKHOLDER APPROVAL. The LSAT Inc. Stockholder Approval shall have been received.

                  (b) CONSENTS AND APPROVALS. Receipt of all consents, waivers or approvals that may be required under applicable Law in order to consummate the Transactions, if the failure to receive any such consent, waiver or approval would (i) have an LSAT Inc. Material Adverse Effect or a Liberty Material Adverse Effect or (ii) have a material adverse effect on the business, assets, financial or other condition, or results of operations of the Liberty Parties and their Subsidiaries, taken as a whole, or prevent the Selling Parties from receiving, retaining and exercising full rights of ownership of the HC Transaction Consideration and the DTH Transaction Consideration, provided that this clause (ii) shall be a condition solely to the obligations of the Selling Parties. Notwithstanding the foregoing, a party may not assert the failure to receive a consent, waiver or approval (or for a time period to expire or be terminated) as a condition to its obligations if such failure, expiration or termination arises out of or results from a breach by such party of any of its representations, warranties, covenants or agreements made herein. In such event, at the election of the non-breaching party, the date fixed for the Closing may be extended for up to ninety (90) days in order to seek to obtain such consent, waiver or approval (or for such time period to expire or be terminated).

                  (c) ADVERSE ENACTMENTS. No action shall have been taken, and no statute, rule, regulation, executive order, judgment, decree, or injunction shall have been enacted, entered, promulgated or enforced (and not repealed, superseded, lifted or otherwise made inapplicable), by any court of competent jurisdiction or Governmental Entity that restrains, enjoins or otherwise prohibits the consummation of the Transactions or imposes conditions which are unacceptable to any party (each party agreeing to use its commercially reasonable efforts to have any such order, judgment, decree or injunction lifted and any such statute, rule or regulation repealed, superseded or otherwise made inapplicable).

                  (d) AEG TRANSACTION. All conditions precedent to the consummation of the AEG Transaction (other than the satisfaction or waiver of the conditions to the Transactions) shall have been satisfied or waived and the Transactions and the AEG Transaction shall be consummated concurrently.

                  (e) REGISTRATION RIGHTS AMENDMENT. LSAT Inc. and the Selling Parties shall have entered into a Registration Rights Amendment, substantially in the form attached hereto as Exhibit A.

                  (f) TAX SHARING AGREEMENT. LSAT Inc. and Liberty shall have entered into a Tax Sharing Agreement, substantially in the form attached hereto as Exhibit B.

                  (g) SEPTEMBER 27 LETTER AGREEMENT. Liberty shall have assigned and delegated to LSAT LLC the rights and obligations of Liberty pursuant to the September 27 Letter Agreement to the extent relating to the SGN/DTH Transaction, as described therein, and the rights and obligations of Liberty Multicountry with respect to the funding requirements of Sky Argentina as set forth in the September 27 Letter Agreement, as amended and supplemented by a letter agreement dated as of February 6, 2001 and LSAT LLC shall have assumed such obligations.

                  Section 7.2 CONDITIONS TO OBLIGATIONS OF THE SELLING PARTIES TO EFFECT THE TRANSACTIONS. The obligations of the Selling Parties to effect the Transactions are subject to the satisfaction of the following conditions, unless waived by the Selling Parties:

                  (a) The representations and warranties of LSAT Inc.
contained in this Agreement shall have been true in all material respects when made and shall be true in all material respects on and as of the Closing Date with the same force and effect as if then made, provided, however, that if any portion of any representation or warranty is already qualified by material adverse effect, for purposes of determining whether this Section 7.2(a) has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects, and LSAT Inc. shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to the Closing.

                  (b) LSAT Inc. shall have delivered to the Selling Parties a certificate, dated the Closing Date and signed by an authorized officer of LSAT Inc., (i) certifying that the conditions specified in Section 7.2(a) have been fulfilled and (ii) attaching certified copies of the certificate of incorporation and by-laws of LSAT Inc.

                  (c) If the notice described in Section 6.9 hereof has been given to LSAT Inc. within the time period set forth therein, the Selling Parties shall have received a Tax Opinion to the effect that the Transactions will qualify as a tax-free exchange.

                  Section 7.3 CONDITIONS TO OBLIGATIONS OF LSAT INC. TO EFFECT THE TRANSACTIONS. The obligations of LSAT Inc. to effect the Transactions are subject to the satisfaction of the following conditions, unless waived by LSAT
Inc.:

                  (a) The representations and warranties of the Selling
Parties contained in this Agreement shall have been true in all material respects when made and shall be true in all material respects on and as of the Closing Date with the same force and effect as if then made, provided, however, that if any portion of any representation or warranty is already qualified by material adverse effect, for purposes of determining whether this Section 7.3(a) has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects, and each of the Selling Parties shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to the Closing.

                  (b) The Selling Parties shall have delivered to LSAT Inc.
a certificate, dated the Closing Date and signed by an authorized officer of each of the Selling Parties, (i) certifying that the conditions specified in
Section 7.3(a) have been fulfilled, and (ii) attaching certified copies of the organizational documents and by-laws of each of the Selling Parties.

                  (c) Liberty shall not have entered into or agreed to enter into any agreement, contract or commitment affecting its indirect ownership of or any rights to cause the transfer of the LSAT LLC Interests in connection with the Transactions.

                                  ARTICLE VIII

                         TERMINATION, WAIVER, AMENDMENT

                  Section 8.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing Date by the mutual written consent of LSAT Inc. and the Selling Parties.

                  Section 8.2 TERMINATION BY EITHER LSAT INC. OR THE SELLING PARTIES. This Agreement may be terminated and the Transactions may be abandoned by either LSAT Inc. or the Selling Parties by written notice to the other party if any court of competent jurisdiction in the U.S. or any other jurisdiction shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting, or imposing conditions which are unacceptable to any party upon, the Transactions and such order, judgment or decree shall have become final and nonappealable.

                  Section 8.3 TERMINATION BY LSAT INC. This Agreement may be terminated and the Transactions may be abandoned by LSAT Inc. at any time prior to the Closing Date if there has been a material breach by any of the Selling Parties of any material representation, warranty, covenant or agreement set forth in this Agreement, which breach has not been cured within ten Business Days following receipt by the Selling Parties of notice of such breach from LSAT Inc.; provided, however, that the right to terminate this Agreement pursuant to this Section 8.3 shall not be available to LSAT Inc. if LSAT Inc., at such time, is in material breach of any material representation, warranty, covenant or agreement set forth in this Agreement.

                  Section 8.4 TERMINATION BY THE SELLING PARTIES. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing Date by the Selling Parties if there has been a material breach by LSAT Inc. of any material representation, warranty, covenant or agreement set forth in this Agreement, which breach has not been cured within ten Business Days following receipt by LSAT Inc. of notice of such breach from the Selling Parties; provided, however, that the right to terminate this Agreement pursuant to this Section 8.4 shall not be available to the Selling Parties if the Selling Parties, at such time, are in material breach of any material representation, warranty, covenant or agreement set forth in this Agreement.

                  Section 8.5 TERMINATION ON MATERIAL ADVERSE CHANGE. This Agreement may be terminated and the Transactions may be abandoned: (a) by LSAT Inc. at any time prior to the Closing Date if there has been a material adverse change in the assets or businesses of the Transferred Entities, other than any such change to the extent resulting from (i) any events or circumstances generally affecting the industry in which such assets or businesses are operated or (ii) the execution and delivery of this Agreement and the AEG Transaction Agreement or any public announcement thereof, or (b) by any of the Selling Parties at any time prior to the Closing Date if there has been a material adverse change in the assets or businesses of LSAT Inc. or any of its Subsidiaries, other than any such change to the extent resulting from (i) any events or circumstances generally affecting the industry in which such assets or businesses are operated or (ii) the execution and delivery of this Agreement and the AEG Transaction Agreement or any public announcement thereof.

                  Section 8.6 TERMINATION BY CERTAIN DATE. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing Date by any party hereto if the Transactions shall not have been consummated by January 5, 2002; provided, however, that the right to terminate this Agreement pursuant to this Section 8.6 shall not be available to any party hereto if such party, at such time, is in material breach of any material representation, warranty, covenant or agreement set forth in this Agreement.

                  Section 8.7 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and abandonment of the Transactions pursuant to this Article VIII, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement arising hereunder or in connection with the Transactions contemplated hereby, except that nothing herein will relieve any party from liability for any breach of this Agreement.

                                   ARTICLE IX

                                 INDEMNIFICATION

                  Section 9.1 GENERAL INDEMNIFICATION. Each of the Selling Parties, on the one hand, and LSAT Inc., on the other hand, shall indemnify and hold harmless the other party (and its directors, officers, employees and Affiliates) from and against and with respect to, and shall reimburse such party and its directors, officers, employees and

Affiliates for, any and all losses, liabilities, obligations, and damages ("Losses") resulting from, based upon, arising out of or otherwise in respect of, and all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including reasonable attorneys' fees and expenses) other than any tax Liability for which indemnification is provided pursuant to Section 6.6(g) hereof ("Claims") incident or relating to or resulting from any untrue representation, breach of warranty or breach or nonfulfillment of any covenant or agreement made herein, or in any certificate delivered pursuant hereto, by the party from whom indemnification is claimed (the "Indemnifying Party").

                  Section 9.2 INDEMNIFICATION PROCEDURES. The procedure for indemnification shall be as follows:

                  (a) The party claiming indemnification (the "Claimant") shall promptly give written notice to the Indemnifying Party of any pending or threatened claim, action, suit, investigation or proceeding brought by a third party (a "Third Party Action"), specifying (i) the factual basis for such claim, including copies of any documents relating to the claim, and (ii) the amount of the claim. Such notice shall be given by Claimant within five Business Days after written notice of the assertion or commencement thereof was given to Claimant, but failure to give timely notice shall not affect the indemnities given hereunder except to the extent that such failure actually prejudices the Indemnifying Party in defending against any such claim.

                  (b) Subject in the case of tax proceedings to Section
6.6(f), if a Claimant gives notice to the Indemnifying Party of a Third Party Action, the Indemnifying Party shall be entitled to participate therein and, if it so desires, to assume the defense thereof with counsel reasonably satisfactory to the Claimant and, after notice from the Indemnifying Party to the Claimant of its election to assume the defense thereof, except as provided below, the Indemnifying Party shall not be liable to such Claimant under this
Section 9.2 for any fees of other counsel or any other expenses, in each case subsequently incurred by such Claimant in connection with the defense thereof, other than reasonable costs of investigation. Notwithstanding an Indemnifying Party's election to assume the defense of a Third Party Action, the Claimant shall have the right to employ separate counsel and to participate in the defense of such Third Party Action, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if: (i) the use of counsel chosen by the Indemnifying Party to represent the Claimant would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such Third Party Action include both the Indemnifying Party and the Claimant, and the Claimant shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to assume the defense of such claim on the Claimant's behalf), (iii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Claimant to represent the Claimant within a reasonable time after notice of the Third Party Action, or
(iv) the Indemnifying Party shall authorize the Claimant to employ separate counsel at the Indemnifying Party's expense. If an Indemnifying Party assumes the defense of a claim, no compromise or settlement thereof may be effected by the Indemnifying Party without the Claimant's written consent unless (x) there is no finding or admission of any violation of law by Claimant and no effect on any other claims that may be made against the Claimant and (y) the sole relief sought is monetary damages that are to be paid in full by the Indemnifying Party.

                  (c) In the event any Claimant should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Action, the Claimant shall as promptly as is practical notify the Indemnifying Party of such claim, describing such claim, the amount thereof (if known) and the method of computation of the amount of the claim, all with reasonable particularity. The failure to give any such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that such failure results in actual material prejudice to the Indemnifying Party. Upon the giving of such written notice as aforesaid, the Claimant shall have the right to enforce its rights under this Article IX.

                  (d) The provisions of this Article IX are intended to be for the benefit of, and shall be enforceable by, each indemnified party and its successors in interest.

                  Section 9.3 THRESHOLD AND LIMITATIONS. The rights of parties to seek indemnification under this Article IX are subject to the following limitations:

                  (a) The Claimant shall not be entitled to receive any indemnification payment with respect to any Claims, other than Claims arising under Sections 3.1.2, 3.1.7, 3.1.8, 3.2.2, 3.2.7, 3.2.8, 4.2, 4.7, 4.8 or 4.10
of this Agreement, until the aggregate Losses for which such Claimant would be otherwise entitled to receive indemnification exceed $3,000,000 (the "Threshold"). Once such aggregate Losses exceed the Threshold for either party, the Claimant shall be entitled to indemnification for the amount of all Losses which exceed the Threshold.

                  (b) No Claim may be asserted by any party unless a notice with respect to such Claim is given to the Indemnifying Party no later than 5 days after the expiration of any Survival Period applicable to such Claim.

                                    ARTICLE X

                                  MISCELLANEOUS

                  Section 10.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Subject to the further provisions of this Section 10.1, the representations and warranties of the Selling Parties contained in Section 3 and the representations and warranties of LSAT Inc. contained in Section 4 shall survive the Closing for a period ending twelve months after the Closing Date; provided, however, that the representations and warranties set forth in Sections 3.1.7, 3.1.8, 3.2.7, 3.2.8, 4.8 and 4.10 shall survive the Closing until the expiration of the applicable statute of limitations and that the representations and warranties contained in Sections 3.1.2, 3.2.2, 4.2 and 4.7 shall survive the Closing and remain in full force and effect without time limit (in each case the "Survival Period"), and shall not be deemed waived or otherwise affected by any investigation made or any knowledge acquired with respect thereto. The covenants and agreements contained in this Agreement shall survive the consummation of the Transactions and be enforceable thereafter in accordance with their terms.

                  Section 10.2 EXPENSES. Whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions (including filing fees, fees and expenses of legal counsel, investment bankers, brokers or other representatives and consultants) shall be paid by the party incurring such expenses. To the extent that any governmental filing is made jointly by any Liberty Party, or any of its Subsidiaries, and LSAT Inc., or any of its Subsidiaries, the filing fees and expenses related thereto will be paid by LSAT Inc.

                  Section 10.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, and on separate counterparts, all of which shall be considered the same agreement.

                  Section 10.4 GOVERNING LAW; WAIVER OF JURY TRIAL.

                  (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, EXCEPT THAT ANY PROVISIONS REQUIRED TO BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE SHALL BE GOVERNED THEREBY.

                  (b) EACH PARTY HERETO HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION. THIS SECTION 10.4(b) HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS SHALL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED OR REVOKED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS OR MODIFICATIONS TO (OR ASSIGNMENTS OF) THIS AGREEMENT.

IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL (WITHOUT A JURY) BY THE COURT.

                  Section 10.5 SPECIFIC PERFORMANCE. Each of the Selling Parties and LSAT Inc. acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of such parties agrees that the other shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the U.S. or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

                  Section 10.6 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, mailed by registered or certified mail (return receipt requested) or sent by prepaid overnight courier (with proof of service) or confirmed facsimile transmission to the parties as follows (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given (i) on receipt if delivered by hand, overnight courier or via facsimile transmission or (ii) on the third Business Day following mailing, if mailed (except that notice of change of address will not be deemed given until received):

                  To the Selling Parties or other Liberty Parties:

                           Prior to August 12, 2001:
                           c/o Liberty Media Corporation
                           9197 South Peoria Street
                           Englewood, CO  80112
                           Facsimile: (720) 875-5858
                           Attn:  Elizabeth Markowski

                           On or after August 12, 2001:
                           12300 Liberty Boulevard
                           Englewood, CO  80112
                           Facsimile: (720) 875-5858
                           Attn:  Elizabeth Markowski

                  with a copy (which shall not constitute notice) to:

                           Sherman & Howard L.L.C.
                           633 Seventeenth Street, Suite 3000
                           Denver, CO  80202
                           Facsimile: (303) 298-0940
                           Attn:  Steven D. Miller

                  To LSAT Inc.:

                           Liberty Satellite & Technology, Inc.
                           7600 East Orchard Road, Suite 330 South
                           Englewood, CO  80111
                           Facsimile:  (303) 268-5465
                           Attn:  Kenneth Carroll
                  with a copy (which shall not constitute notice) to:

                           Baker Botts L.L.P.
                           599 Lexington Avenue, Suite 2900
                           New York, NY 10022-6030
                           Facsimile: (212) 705-5125
                           Attn: Marc Leaf, Esq.

                  Section 10.7 MISCELLANEOUS. This Agreement:

                  (a) together with the Exhibits and the Schedules hereto, constitutes the entire agreement, and supersedes any and all other prior or contemporaneous agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof;

                  (b) is not intended to and shall not confer upon any Person other than the parties hereto and their successors in interest any rights or remedies hereunder or by reason hereof, except as expressly provided in
Article IX hereof; and

                  (c) shall be binding upon, inure to the benefit of, and be enforceable by and against, the parties and their respective successors and assigns; provided, however, that this Agreement shall not, nor shall any of the rights or interests hereunder, be assigned by any party hereto or be assignable by operation of law or otherwise without the prior written consent of the other parties; provided, further, however, that after the Closing, LSAT Inc. may, subject to compliance with Section 6.6(h), assign its rights under this Agreement to any LSAT Inc. Subsidiary so long as LSAT Inc. remains responsible for all of its obligations hereunder and, prior to or after the Closing Date, each of the Selling Parties may, subject to compliance with Section 6.6(h), assign its rights and obligations hereunder by operation of law or in connection with the transfer of all or substantially all of its assets or may assign its rights hereunder to any Subsidiary of Liberty so long as the Selling Parties remain responsible for all of their obligations hereunder.

                  Section 10.8 HEADINGS. The headings contained in this Agreement are for reference purposes and shall not affect in any way the meaning or interpretation of this Agreement.

                  Section 10.9 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                  Section 10.10 FURTHER ASSURANCES. Each of the parties hereto will sign and deliver, without additional consideration, such other documents of further assurance as may reasonably be necessary to give effect to the provisions of this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.



                             LMC/LSAT HOLDINGS, INC.


                             By:
                                -----------------------------------------
                                Name:
                                Title:


                             LIBERTY BRAZIL DTH INC.


                             By:
                                -----------------------------------------
                                Name:
                                Title:


                             LIBERTY MEXICO DTH INC.


                             By:
                                -----------------------------------------
                                Name:
                                Title:


                             LIBERTY MULTICOUNTRY DTH, INC.


                             By:
                                -----------------------------------------
                                Name:
                                Title:


                             LIBERTY INTERNATIONAL DTH, INC.


                             By:
                                -----------------------------------------
                                Name:
                                Title:


                             LIBERTY LATIN PARTNERS, INC.


                             By:
                                -----------------------------------------
                                Name:
                                Title:

                             LIBERTY SATELLITE & TECHNOLOGY, INC.


                             By:
                                -----------------------------------------
                                Name:
                                Title:


                             LIBERTY MEDIA CORPORATION, for purposes
                             of the final sentence of Section 6.7(a)
                             hereof, only


                             By:
                                -----------------------------------------
                                Name:
                                Title: